MIDDLESEX WATER COMPANY ANNOUNCES

THIRD QUARTER 2016 FINANCIAL RESULTS

Third Quarter Highlights

▪	Consolidated Revenues Rise 9.1%
▪	Net Income Increases 30.7%
▪	Earnings Per Share Rise 31.7%
▪	Dividend Increased by 6.29%

November 1, 2016 -- ISELIN, NJ -- Middlesex Water Company (NASDAQ: MSEX) ("Middlesex" or the "Company") today reported third quarter consolidated operating revenues of $37.8 million as compared to $34.7 million for the same period in 2015. Net income for the quarter was $8.8 million, compared to $6.7 million reported in the same quarter of 2015. Basic and diluted earnings per share for the quarter were $0.54, compared to $0.41 for the same period in 2015.

Middlesex Chairman, President and Chief Executive Officer Dennis W. Doll said, “Our positive third quarter results were largely influenced by favorable weather conditions, higher demand for water and the effect of rate relief granted to Middlesex by regulators in August 2015. In addition to delivering results of $0.54 per share for the quarter, we were pleased to announce a 6.29% increase in the common dividend in October, which represents the 44th year of consecutive dividend increases in our company’s history and demonstrates our continuing focus on improving shareholder value.”

Third Quarter Operating Results

Consolidated operating revenues for the third quarter increased $3.1 million from the same period in 2015. Revenues in the Company’s Middlesex system in New Jersey increased $2.3 million, primarily due to New Jersey Board of Public Utilities (“NJBPU”) approved rate increase implemented in August 2015, favorable weather and higher wholesale contract customer demand. Revenues in our Delaware system, Tidewater Utilities, Inc., (Tidewater) increased $0.5 million, primarily due to additional customers and weather-related demand. Revenues from contract operations increased $0.2 million, primarily related to scheduled fixed fee increases under our operating contract with the City of Perth Amboy, New Jersey as well as supplemental services earned under our contract to operate the Borough of Avalon, New Jersey’s water utility, sewer utility and storm water system.

Operation and maintenance expenses for the third quarter decreased $0.2 million from the same period in 2015. This decrease is primarily attributable to lower retirement plan costs resulting from a higher actuarially-determined discount rate than in the prior year. Labor costs increased $0.3 million due to higher average labor rates and increased headcount, partially offset by higher capitalized labor in the Middlesex system.

Nine Month Operating Results

For the nine months ended September 30, 2016, revenues increased $6.0 million from the same period in 2015. Revenues in our Middlesex system increased $5.5 million, due to favorable weather conditions, a NJBPU-approved rate increase implemented in August 2015 and higher wholesale contract customer demand. Revenues in our Tidewater system increased $0.1 million, primarily due to additional customers offset by lower customer demand from unfavorable weather conditions in late spring and early summer.

Operation and maintenance expenses for the nine months ended September 30, 2016 decreased $0.9 million from the same period in 2015, primarily due to lower employee benefit expenses, fewer water main breaks and lower variable production costs due to improved non-revenue water management and higher raw water quality in our Middlesex system.

Net income increased $4.1 million from the same period in 2015. Basic and diluted earnings per share were $1.19, compared to $0.95 for the same period in 2015.

Annual Dividend Increased for 44th Consecutive Year

As previously reported, the Company's Board of Directors declared a dividend of $0.21125 per share on its common stock, a 6.29 percent increase. Middlesex Water Company has paid cash dividends in varying amounts continually since 1912. This increase raises the annual dividend to $0.845 from $0.795 per share of common stock. The dividend is payable December 1, 2016 to shareholders of record as of November 10, 2016.

About Middlesex Water Company

Middlesex Water Company, organized in 1897, provides regulated and unregulated water and wastewater utility services primarily in New Jersey and Delaware through various subsidiary companies. Information about the Company’s Direct Share Purchase and Sale and Dividend Reinvestment Plan can be found at investors.middlesexwater.com

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, our long-term strategy and expectations, the status of our acquisition program, the impact of our acquisitions, the impact of current and projected rate requests and the impact of our capital program on our environmental compliance. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, unfavorable weather conditions, the success of certain cost containment initiatives, changes in regulations or regulatory treatment, availability and the cost of capital, the success of growth initiatives and other factors discussed in our filings with the Securities and Exchange Commission.

Contact:

Bernadette Sohler, Vice President – Corporate Affairs

Middlesex Water Company

1500 Ronson Road

Iselin, New Jersey 08830

(732) 638-7549

www.middlesexwater.com

MIDDLESEX WATER COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015

Operating Revenues	$37,794	$34,654	$101,098	$95,100

Operating Expenses:
Operations and Maintenance	16,599	16,772	48,215	49,089
Depreciation	3,243	3,032	9,561	8,962
Other Taxes	3,796	3,390	10,537	9,671

Total Operating Expenses	23,638	23,194	68,313	67,722

Operating Income	14,156	11,460	32,785	27,378

Other Income (Expense):
Allowance for Funds Used During Construction	207	113	387	297
Other Income (Expense), net	400	108	449	108

Total Other Income, net	607	221	836	405

Interest Charges	1,427	1,505	3,841	4,058

Income before Income Taxes	13,336	10,176	29,780	23,725

Income Taxes	4,523	3,433	10,258	8,258

Net Income	8,813	6,743	19,522	15,467

Preferred Stock Dividend Requirements	36	36	108	108

Earnings Applicable to Common Stock	$8,777	$6,707	$19,414	$15,359

Earnings per share of Common Stock:
Basic	$0.54	$0.41	$1.19	$0.95
Diluted	$0.54	$0.41	$1.19	$0.95

Average Number of
Common Shares Outstanding :
Basic	16,284	16,202	16,262	16,161
Diluted	16,440	16,358	16,418	16,317

Cash Dividends Paid per Common Share	$0.1988	$0.1925	$0.5963	$0.5775